SLR Consulting (Canada) Ltd
55 University Avenue, Suite 501,Toronto, ON  M5J 2H7

SLR

November 01, 2021

## CONSENT OF QUALIFIED PERSON

### Re: Form 20-F of Nexa Resources S.A. (the "Company")

SLR Consulting (Canada) Ltd. ("**SLR**"), in connection with the Company's Form 20-F, consents to:

- the public refiling by the Company and use of the amended technical report titled "Technical Report Summary on the Aripuanã Zinc Project, State of Mato Grosso, Brazil" (the "**Technical Report Summary**"), with an effective date of September 30, 2020, and amended date of October 18, 2021, that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, as an exhibit to and referenced in the Company's Form 20-F dated March 22, 2021;
- the use of and references to our name, including our status as an expert or "qualified person" (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form 20-F and any such Technical Report Summary; and
- any extracts from or a summary of the Technical Report Summary in the Form 20-F and the use of any information derived, summarized, quoted, or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 20-F.

SLR is responsible for authoring, and this consent pertains to, the Technical Report Summary. SLR certifies that it has read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which it is responsible.

**SLR Consulting (Canada) Ltd.**

Per:

**(Signed) *Jason J. Cox***

Jason J. Cox, P.Eng
Technical Director – Canada Mining Advisory